FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2009 Results

(July 8, 2009)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the second quarter of 2009 of $1,260,000, a $168,000, or 11.8% decrease from the $1,428,000 earned during the second quarter of 2008.  Net income for the six months ended June 30, 2009 was $2,341,000, a $482,000, or 17.1% decrease from the $2,823,000 earned during the same period in 2008.  Earnings per share for the second quarter of 2009 were $0.45 compared to $0.50 for the same period in 2008.  Year-to-date earnings per share were $0.83 in 2009 compared to $0.99 in 2008.

The most significant impact to the Corporation’s year-to-date earnings was an increase in the amount of premiums paid for FDIC insurance coverage.  This expense totaled $716,000 for the six months ended June 30, 2009, a $689,000 increase from the $27,000 recorded for the same period in 2008.  In addition to its regular assessment increase, the FDIC issued a special one-time assessment to replenish reserves depleted by bank failures in the last two years.  This assessment totaled $326,000 and was expensed entirely in the first six months of 2009.

The Corporation’s core earnings, net interest income (NII), of $10,188,000 for the first six months of 2009 represents an increase of $328,000, or 3.3% over the same period last year. The improvement in NII was primarily generated by $688,000 in savings on deposit costs, a 12.8% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower in 2009, compared to 2008.  Conversely, the lower rates, especially a lower Prime rate, decreased total interest income by $436,000 or 2.5%.  Despite moderate growth in the loan portfolio, the majority of the new loans have been issued at interest rates lower than the average portfolio rate; thereby reducing the interest earnings on loans.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $342,000, or 27.6%, and $487,000, or 19.2%, for the three and six months ended June 30, 2009, respectively, compared to the same periods of 2008.   This increase is primarily the result of an increase in net overdraft fees.  Following an operation change in the posting of transactions, net overdraft fees increased $217,000 or 64.2% and $389,000 or 73.4% respectively, for the three and six month periods ended June 30, 2009, compared to the same periods in 2008.

For the second quarter of 2009, the gain on the sale of securities and mortgages increased by $2,000 and $43,000 respectively, compared to the second quarter of 2008.  For the first six months of 2009, the gain on the sale of securities and mortgages increased by $44,000 and $72,000 respectively, compared to the same periods in 2008.

Total operating expenses increased $539,000, or 11.7%, and $1,570,000, or 17.5% for the respective three and six month periods ended June 30, 2009.  The higher FDIC insurance expenses contributed $285,000 and $689,000, respectively, to the quarter and year-to-date increase in operational expenses.  Higher salary and benefit costs, which increased by $101,000, or 3.9%, and $327,000, or 6.2%, over the three and six month periods ended June 30, 2008, resulted from costs related to transitions in the organizational structure, and increasing health insurance costs.  Outside services costs increased $100,000, or 28.4%, and $337,000, or 55.6%, for the three and six month periods ended June 30, 2009, compared to the same periods in 2008, primarily due to contractual costs for the business improvement consulting engagement that began in May of 2008.  The final payment made under this contract was in April of 2009.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2009 were 0.71% and 7.50% respectively, compared with 0.86% and 8.43% for the second quarter of 2008.  For the first six months of 2009, the Corporation’s annualized ROA was 0.67% compared to 0.86% in 2008, while the ROE was 6.96% compared to 8.17% for the same period of 2008.

As of June 30, 2009, the Corporation had total assets of $719.1 million, up 6.0%; total deposits of $557.5 million, up 9.5%; and total loans of $420.6 million, up 8.9%, from the balances as of June 30, 2008.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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